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                                                                     Exhibit 2.2


      THE SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR TRANSFERRED UNLESS (I) A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES AND SUCH OFFER, SALE OR TRANSFER IS IN COMPLIANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR (II) AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE AND SUCH OFFER, SALE OR TRANSFER IS IN COMPLIANCE WITH THE APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.

                            SECURED PROMISSORY NOTE

$250,000.00                                                        June 14, 2001

      FOR VALUE RECEIVED, the undersigned E-SYNC NETWORKS, INC. ("Maker"), a Delaware corporation, having an address at 35 Nutmeg Drive, Trumbull, Connecticut 06611, hereby unconditionally promises to pay to the order of CRC, INC. ("Payee"), a New York corporation with its principal business address at 1290 Avenue of the Americas, New York, NY 10104, at the address of Payee as is set forth on the signature page hereto, or such other office as Payee may designate, in lawful money of the United States, the principal sum of TWO HUNDRED FIFTY THOUSAND DOLLARS and no cents ($250,000.00), together with interest thereon as provided for below.

1. Interest Rate. Maker shall pay interest ("Interest") on the unpaid principal balance hereof outstanding from time to time at a rate equal to Twelve Percent (12%) per annum; provided, however, that from and after any Event of Default (as hereinafter defined), Interest shall accrue and be payable at the rate of Twenty Percent (20%) per annum or, if less, the maximum rate permitted by applicable law. Interest shall commence to accrue on the outstanding principal amount of this note (this "Note") on the date hereof and shall continue to accrue thereon until the outstanding principal thereof is paid in full (whether before or after maturity or judgment).

      Anything contained in this Note to the contrary notwithstanding, Payee does not intend to charge and the Maker shall not be required to pay Interest or other charges in excess of the maximum rate permitted by applicable law. Any payments in excess of such maximum rate shall be refunded to Maker or credited against principal.

2. Payments of Principal and Interest. All outstanding principal and accrued Interest shall be payable by Maker to Payee on September 12, 2001; provided, however, that, if the parties contemplated to be parties to the Definitive Agreements (as defined in the Letter Agreement (as defined below)) shall not have executed and delivered the Definitive Agreements on or prior to July 30, 2001, all outstanding

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principal and accrued Interest shall be payable by Maker to Payee on July 30,
2001.

3. Voluntary Prepayment. Maker may prepay any amounts due hereon, in whole or in part, without the prior written consent of Payee and without penalty or premium.

4. Security Interest. The obligations of the Maker hereunder are secured pursuant to a Security Agreement (the "Security Agreement"), dated as of even date herewith, between Maker and Payee.

5. Expenses. Upon the occurrence of any Event of Default, Maker shall pay Payee, on demand, for all reasonable costs and expenses (including, but not limited to, reasonable attorneys' fees) incurred in connection with the collection of this Note and/or enforcement of Payee's rights and remedies related to this Note or Maker's obligations and liabilities hereunder.

6. Default; Acceleration. The occurrence of any of the following shall constitute an "Event of Default":

      (a) Maker shall fail to make any payment of any principal, Interest or other amount when due under this Note.

      (b) Maker shall be dissolved or shall make an assignment for the benefit of creditors; or shall have a receiver, custodian, trustee, conservator similar official appointed for all or any material portion all its property, business or assets.

      (c) Any case or proceeding under any bankruptcy, insolvency, receivership, reorganization, moratorium or similar law for the relief or benefit or debtors shall be commenced against Maker (provided that if such case or proceeding is not commenced by Maker or consented to or acquiesced in by Maker, same remains undismissed for a period of thirty (30) days).

      (d) Maker shall admit in writing its inability to pay its debts as they become due.

      (e) Maker shall be in material breach or violation of any of its representations, warranties, covenants and other agreements set forth in this Note or the Security Agreement or any of its binding representations, warranties, covenants and other agreements set forth in that certain letter agreement (the "Letter Agreement"), dated June 14, 2001, from Payee to Maker, and if the same is curable, such breach or violation shall continue for ten (10) days after (i) Maker is given written notice thereof or (ii) if earlier, Maker otherwise becomes aware of such breach or violation; provided, however, that any breach or violation with respect to (x) Section 3(H) or (I) of the Security Agreement or (y) Maker's obligation to pay the Make Whole Amount (as defined in the Letter Agreement) (or any portion thereof) as provided for in the Letter Agreement shall constitute an "Event of Default" without the giving of any notice or any lapse of time).

      (f) Any judgment shall be entered against Maker in the amount of at least fifty thousand dollars ($50,000) and such judgment shall not, within ten (10) days thereafter, have been discharged in full. (g) Maker shall sell or otherwise dispose of all or any material portion of its property, business or assets other than in the ordinary course of business.

      (h) An Event of Default (as defined in the Security Agreement) shall have occurred.


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      Upon the occurrence, and at any time during the continuance, of any Event of Default, Payee, at Payee's option and without the need for presentment, demand, protest or other notice of any kind, may declare all unpaid principal hereof and Interest hereunder to be immediately due and payable, and the same shall become immediately due and payable upon such declaration; provided, however, that upon the occurrence of an Event of Default as set forth in clause
(c) above, this Note and all amounts due hereunder shall become immediately due and payable without any declaration on the part of Payee and without the need for presentment, demand, protest or other notice of any kind.

7. Certain Waivers. Maker: (i) waives presentment, diligence, protest, demand, notice of demand, notice of acceptance or reliance, notice of non-payment, notice of dishonor, notice of protest and all other notices to parties in connection with the delivery, acceptance, performance, default or enforcement of this Note or any collateral or other security; (ii) consents to any and all delays, extensions, renewals or other modifications with respect to this Note, any related document or the debt or collateral evidenced hereby or thereby or any waivers of any term hereof or thereof, any release, surrender, taking of additional, substitution, exchange, failure to perfect, record, preserve, realize upon or lawfully dispose of, or any other impairment of, any collateral, or any other failure to act by Payee or any other forbearance or indulgence shown by Payee, from time to time and in one or more instances (without notice to or assent from Maker) and agrees that none of the foregoing shall release, discharge or otherwise impair any of Maker's liabilities or obligations; and
(iii) otherwise waives any and all other defenses based on suretyship or impairment of collateral. Nothing contained in this Section 7 shall be construed or interpreted to limit the provisions of the last sentence of Section 11 below. Maker acknowledges and agrees that Maker's obligations under this Note and the Security Agreement are independent of any obligation of Payee under or pursuant to the Letter Agreement and that, without limiting the scope or generality of the foregoing, notwithstanding any breach or violation of the Letter Agreement by Payee, the loan evidenced by this Note shall be repayable in accordance with its terms and this Note and the Security Agreement shall be enforceable in accordance with the terms hereof and thereof.

8. Commercial Transaction; Jury Waiver. EACH OF PAYEE AND MAKER ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A COMMERCIAL TRANSACTION. EACH OF PAYEE AND MAKER HEREBY KNOWINGLY AND VOLUNTARILY WAIVES TRIAL BY JURY AND THE RIGHT THERETO IN ANY ACTION OR PROCEEDING OF ANY KIND, ARISING UNDER OR OUT OF, OR OTHERWISE RELATED TO OR OTHERWISE CONNECTED WITH, THIS NOTE AND/OR ANY RELATED DOCUMENT.

9. Binding Nature. This Note shall bind Maker and Maker's successors and assigns and shall inure to the benefit of Payee and its successors and assigns. The term "Payee" as used herein shall include any successors, endorsees or other assignees of Payee and shall also include any other holder of this Note. Payee may, without notice to or consent of Maker (which notice and consent are hereby expressly waived), endorse or otherwise transfer or assign this Note or any right or interest herein to any other person or entity.

10. Governing Law. This Note shall be governed by, interpreted under and construed in accordance with the internal laws of the State of New York applicable to contracts executed and to be performed wholly in that State without giving effect to the choice or conflict of laws principles or provisions thereof. Any dispute under or with respect to this Note shall be determined before the state or federal courts situated in the City, County and State of New York, which courts shall have exclusive jurisdiction over and with respect to any such dispute, and Maker hereby irrevocably submits to the jurisdiction of such courts. Maker agrees not to raise any defense or objection, under the theory of forum non conviens or otherwise, with respect to the jurisdiction of any such court. In addition to such other method as may

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available under applicable law, Maker agrees that any summons, complaint or other papers or process in connection with any such dispute may be served on it by mailing the same to it, by both certified or registered mail, return receipt requested, and regular first class mail at its address first set forth in this Note.

11. Miscellaneous. No delay or omission by Payee in exercising any right or remedy hereunder or under any guaranty hereof, or with respect to any collateral or other security or surety related to this Note or Maker's obligations hereunder, shall operate as a waiver of such right or remedy or any other right or remedy, and a waiver on one occasion of any right or remedy shall not be a bar to, or constitute a waiver, of such right or remedy on any other occasion or of any other right or remedy on any occasion. All rights and remedies of Payee hereunder, under any other applicable document and under applicable law shall be cumulative and not in the alternative. No provision of this Note or any guaranty or other security or surety related to this Note may be amended, waived or modified orally but only by a writing signed by the party against whom enforcement of such amendment, waiver or modification is sought to be enforced.

      IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the day and year first written above.

                                 Maker:

                                 E-SYNC NETWORKS, INC.


                                 By: /s/ Michael A. Clark
                                    ________________________________________
                                 Name:  Michael A. Clark
                                 Title: President and Chief Operating Officer